Exhibit 99.1

News Release

For Immediate Release

Novelis Completes Sale of European Foil Plants to AIAC

ATLANTA, July 2, 2012 – Novelis Inc. today announced it has completed the sale of three European aluminum foil and packaging plants to Eurofoil, a unit of American Industrial Acquisition Corporation (AIAC). The transaction includes foil rolling operations in Rugles, France; Dudelange, Luxembourg; and Berlin, Germany, which shall now operate, respectively, as Eurofoil France S.A.S., Eurofoil Luxembourg S.A., and Eurofoil Paper Coating GmbH.

“Although these plants no longer fit within the Novelis business strategy, they are good operations and I am pleased to see them move forward as part of AIAC,” said Tadeu Nardocci, senior vice president of Novelis and president of Novelis Europe. “Novelis is focused on growing in the premium markets of beverage cans, automobiles and specialty products, and on expanding its recycling leadership.”

Willem Loué, Managing Director of Eurofoil stated, “These operations have a strong asset base, a skilled workforce and lead in the markets they serve. They enhance and fit well with AIAC’s growing portfolio of world class manufacturing operations. While we are proud of the plants’ heritage within the major aluminium corporations, we now look forward to our future within the AIAC group of companies. We are now well positioned to optimize our presence in the European foil and packaging markets.”

About Novelis

Novelis Inc. is the global leader in aluminum rolled products and aluminum can recycling. The company operates in 11 countries, has more than 11,000 employees and reported revenue of $11.1 billion in fiscal year 2012. Novelis supplies premium aluminum sheet and foil products to automotive, transportation, packaging, construction, industrial, electronics and printing markets throughout North America, Europe, Asia and South America. Novelis is a subsidiary of Hindalco Industries Limited (BSE: HINDALCO), one of Asia’s largest integrated producers of aluminum and a leading copper producer. Hindalco is a flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, visit www.novelis.com and follow us on Twitter at twitter.com/Novelis.

About Eurofoil and AIAC

As a consequence of the acquisition transaction, Eurofoil is now one of the leading suppliers of aluminum foil in Europe from its two plants in Dudelange, Luxembourg, and Rugles, France, and is a leading player in the market for tobacco consumer packaging products from its Berlin, Germany, operation. These businesses are supported by the Eurofoil Innovation Centre in Belvaux, Luxembourg. Eurofoil has more than 800 employees and benefits from its rich legacy of service in the aluminum foil and paper coating industries.

Eurofoil was established in 2012 by American Industrial Acquisition Corporation (“AIAC”). Founded in 1996, AIAC is a closely-held industrial group of 48 manufacturing operations with over 8,000 employees in 16 countries in North America, Europe, Africa and Asia. Total annual revenues exceed $1 billion. AIAC’s companies manufacture precision products and equipment for a wide variety of end markets, including food, pharmaceutical, petro-chemical, aerospace, defense, appliances, automotive, rail, refrigeration, construction and medical devices.

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Novelis Media Contact Joan Chesney + 44 7712 490 798 joan.chesney@novelis.com Eurofoil Contact Amanda Willepotte + 44 1746 711 732 info@eurofoil.com	Novelis Investor Contact Isabel Janci +1 404 760 4164 isabel.janci@novelis.com